SIBIA Neurosciences, Inc.
Exhibit 11.1 - Statement Re: Computation of Loss Per Share (Unaudited)

                                                    Three Months Ended                    Six Months Ended
                                                         June 30,                              June 30,
                                                  1995            1996                   1995            1996
                                             -----------      -----------           -----------     ------------
Primary Loss Per Share:

Weighted average common shares outstanding     4,888,134        7,366,319             4,886,836        6,174,100

SAB No. 83 shares (1):                           591,180                -               591,180                -
                                             -----------      -----------           -----------      -----------
Total                                          5,479,314        7,366,319             5,478,016        6,174,100
                                             ===========      ===========           ===========      ===========
Net loss                                     $(1,237,000)     $(1,337,000)          $(2,222,000)     $(2,272,000)
                                             ===========      ===========           ===========      ===========
Net loss per common share                    $     (0.23)     $     (0.18)          $     (0.41)     $     (0.37)
                                             ===========      ===========            ==========      ===========

(1) In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83, certain equity securities issued within one year of an offering at less than the offering price (Cheap Stock) are included as outstanding for 1995 for the purposes of the net income per share computations. Such securities consist of common stock and stock options computed using the treasury stock method.